                                                           OMB APPROVAL

                                                    OMB Number: 3235-0145
                                                    Expires: December 31, 2005
                                                    Estimated average burden
                                                    hours per response . . . 11

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                                 Illumina, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45232710
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule  13d-1(b)

      [ ]   Rule  13d-1(c)

      [X]   Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 Pages

  ------------------                                         ------------------
  CUSIP NO. 45232710                13G                      PAGE 2 OF 16 PAGES
  ------------------                                         ------------------

  -----------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          ARCH Venture Fund III, L.P.

  -----------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

  -----------------------------------------------------------------------------
  3  SEC USE ONLY

  -----------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

  -----------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0

                  -------------------------------------------------------------
                  6  SHARED VOTING POWER
      NUMBER OF
       SHARES             2,715,299
    BENEFICIALLY
      OWNED BY    -------------------------------------------------------------
        EACH      7  SOLE DISPOSITIVE POWER
      REPORTING
       PERSON              0
        WITH
                  -------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,715,299

  -----------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,715,299

  -----------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)[ ]

  -----------------------------------------------------------------------------
  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.19%

  -----------------------------------------------------------------------------
  12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
   -----------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 16 Pages

------------------                                           ------------------
CUSIP NO. 45232710                  13G                      PAGE 3 OF 16 PAGES
------------------                                           ------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          ARCH Venture Partners, L.L.C.

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0

                  -------------------------------------------------------------
                  6  SHARED VOTING POWER
     NUMBER OF
      SHARES               2,715,299
   BENEFICIALLY
     OWNED BY     -------------------------------------------------------------
       EACH       7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0
       WITH
                  -------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,715,299

-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,715,299

-------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.19%

-------------------------------------------------------------------------------
  12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 16 Pages

------------------                                           ------------------
CUSIP NO. 45232710                  13G                      PAGE 4 OF 16 PAGES
------------------                                           ------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Steven Lazarus

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           4,625

                  -------------------------------------------------------------
     NUMBER OF    6  SHARED VOTING POWER
       SHARES
    BENEFICIALLY           2,715,299
      OWNED BY
        EACH      -------------------------------------------------------------
     REPORTING    7  SOLE DISPOSITIVE POWER
       PERSON
        WITH               4,625

                  -------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,715,299

-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,719,924

-------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.20%

-------------------------------------------------------------------------------
  12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 16 Pages

------------------                                           ------------------
CUSIP NO. 45232710                  13G                      PAGE 5 OF 16 PAGES
------------------                                           ------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Keith Crandell

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           6,423

                  -------------------------------------------------------------
                  6  SHARED VOTING POWER
     NUMBER OF
       SHARES              2,715,299
    BENEFICIALLY
      OWNED BY     ------------------------------------------------------------
        EACH         SOLE DISPOSITIVE POWER
     REPORTING
       PERSON              6,423
        WITH
                   ------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,715,299

-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,721,722

-------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.21%

-------------------------------------------------------------------------------
  12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 16 Pages

------------------                                           ------------------
CUSIP NO. 45232710                  13G                      PAGE 6 OF 16 PAGES
------------------                                           ------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Robert Nelsen

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           515
    NUMBER OF
      SHARES      -------------------------------------------------------------
   BENEFICIALLY   6  SHARED VOTING POWER
     OWNED BY
       EACH                2,715,299
    REPORTING
      PERSON      -------------------------------------------------------------
       WITH       7  SOLE DISPOSITIVE POWER

                           515

                  -------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,715,299

-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,715,814

-------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.19%

-------------------------------------------------------------------------------
  12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 16 Pages

------------------                                           ------------------
CUSIP NO. 45232710                  13G                      PAGE 7 OF 16 PAGES
------------------                                           ------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Clinton Bybee

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

     NUMBER OF             6,012
       SHARES
    BENEFICIALLY  -------------------------------------------------------------
      OWNED BY    6  SHARED VOTING POWER
        EACH
     REPORTING             2,715,299
       PERSON
        WITH      -------------------------------------------------------------
                  7  SOLE DISPOSITIVE POWER

                           6,012

                  -------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,715,299

-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,721,311

-------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]

-------------------------------------------------------------------------------
  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.21%

-------------------------------------------------------------------------------
  12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
 -------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 16 Pages

------------------                                           ------------------
CUSIP NO. 45232710                13G                        PAGE 8 OF 16 PAGES
------------------                                           ------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer: Illumina, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 9885 Towne Center Dr., San Diego, CA 92121.

Item 2(a). Names of Persons Filing: ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund III is a limited partnership organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).  CUSIP Number: 45232710

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not Applicable.

Item 4.     Ownership.

            (a)   Amount beneficially owned:

                  ARCH Venture Fund III is the record owner of 2,715,299 shares of Common Stock (the "Record Shares") as of December 31, 2004. As the sole general partner of ARCH Venture Fund III, AVP LLC may be deemed to own the Record Shares. As individual general partners or managing directors of AVP LLC, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2004, Lazarus is the record holder of 4,625 shares of Common Stock, Bybee is the record holder of 6,012 shares of Common Stock, Crandell is the holder of 6,423 shares of Common Stock, and Nelsen is the record owner of 515 shares of Common Stock.

                               Page 8 of 16 Pages

------------------                                           ------------------
CUSIP NO. 45232710                  13G                      PAGE 9 OF 16 PAGES
------------------                                           ------------------

            (b)   Percent of class:

                  Each reporting person except the Managing Directors: 7.19%. Each of the Managing Directors excluding Nelsen and Lazarus:
                  7.21%. Lazarus: 7.20%; Nelsen: 7.19%. The foregoing percentages are calculated based on the 38,076,858 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 12, 2004 (the "Reported Shares").

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                          0 shares for each Reporting Person except the Managing Directors. 4,625 shares for Lazarus, 6012 shares for Bybee, 6,423 shares for Crandell and 515 shares for Nelsen.

                  (ii)  Shared power to vote or to direct the vote:

                          Each of the Reporting Persons: 2,715,299.

                  (iii) Sole power to dispose or to direct the disposition of:

                          0 shares for each Reporting Person except the Managing Directors. 4,625 shares for Lazarus, 6012 shares for Bybee, 6,423 shares for Crandell and 515 shares for Nelsen.

                  (iv)  Shared power to dispose or to direct the disposition of:

                          Each of the Reporting Persons: 2,715,299.

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

                               Page 9 of 16 Pages

------------------                                         -------------------
CUSIP NO. 45232710                  13G                    PAGE 10 OF 16 PAGES
------------------                                         -------------------

            Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Section 240.13d-1(b) nor Section 240.13d-1(c).

                              Page 10 of 16 Pages

------------------                                         -------------------
CUSIP NO. 45232710                  13G                    PAGE 11 OF 16 PAGES
------------------                                         -------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2005

                                ARCH VENTURE FUND III, L.P.

                                By: ARCH Venture Partners, L.L.C.
                                    its General Partner

                                    By:               *
                                        ------------------------------
                                        Steven Lazarus
                                        Managing Director

                                ARCH VENTURE PARTNERS, L.L.C.

                                    By:               *
                                        ------------------------------
                                        Steven Lazarus
                                        Managing Director

                                           *
                                ----------------------
                                  Steven Lazarus

                                           *
                                ----------------------
                                  Keith Crandell

                                           *
                                ----------------------
                                  Robert Nelsen

                                           *
                                ----------------------
                                  Clinton Bybee

                                             * By: /s/ Mark McDonnell
                                                  ------------------------
                                                   Mark McDonnell as
                                                   Attorney-in-Fact

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

                              Page 11 of 16 Pages